TITAN MACHINERY ELECTS A NEW BOARD MEMBER

WEST FARGO, N.D. - September 17, 2018 - Titan Machinery Inc. (NASDAQ: TITN) announced today that it has elected Bradley Crews to its Board of Directors. Mr. Crews’ term on the Board of Directors will begin October 1, 2018. With the election of Mr. Crews, the Board will now consist of nine directors, including seven independent directors.

“We are excited that Brad has accepted our offer to join the Board,” said David Meyer, Titan Machinery’s Board Chair and CEO. “Brad has had a distinguished business career in the agriculture and construction equipment industries. He has a proven record of leadership in our industry, including significant experience in the areas of sales and marketing, product development, operations, dealership distribution networks, and international business. We believe that Titan Machinery and our Board will benefit from his valuable and unique experiences in our industries.”

Mr. Crews is a retired business executive with over 35 years of experience, including 23 years at CNH Industrial (“CNHi”). Mr. Crews retired from CNHi in October 2017, after serving in a number of leadership positions at CNHi. Most recently, Mr. Crews served as Chief Operating Officer for CNHi’s North American operations and as President of CNHi’s Agricultural Segment from May 2014 until his retirement. Prior to this role as Chief Operating Officer and President, Mr. Crews held numerous other positions at CNHi including: Senior Vice President, Global Quality and Product Support (2010-2014); Vice President, North America Manufacturing (2006-2009); Plant Manager (2003-2005); Director of Industrial Operations, Crop Production GPL (2000-2002); Manager - Materials, Purchasing and Customer Service Center (1998-1999); and roles in New Product Quality (1994-1998). Prior to his career at CNHi, Mr. Crews was employed in engineering positions with General Motors and an automotive supply company. Mr. Crews earned a Bachelor of Science degree in Engineering from the University of Illinois, a Master of Science - Mechanical Engineering degree from the University of Michigan, and a Master of Science - Management of Technology degree from Renssaleaer Polytechnic University.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico and European locations in Romania, Bulgaria, Serbia, Ukraine, and Germany. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

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